Exhibit 99.1
FOR IMMEDIATE RELEASE

For More Information, Contact: John Neale QAD Senior Vice President and Treasurer 805.566.5117 investor@qad.com	Laurie Berman/Rob Whetstone PondelWilkinson Inc. 310.279.5980 investor@pondel.com
QAD ANNOUNCES PRELIMINARY FINANCIAL RESULTS
FOR FISCAL 2011 FIRST QUARTER
SANTA BARBARA, Calif. May 17, 2010 — QAD Inc. (NASDAQ: QADI), a leading provider of enterprise software solutions for global manufacturers, today provided preliminary financial results for the fiscal 2011 first quarter ended April 30, 2010.
Based on preliminary estimates, QAD anticipates total revenue for the fiscal first quarter will be in the range of $50 million to $51 million. Previously, QAD said that it expected total revenue for the first quarter of approximately $54 million.
Given the current revenue estimates for the fiscal first quarter, QAD now expects to report a loss per share of $0.04 to $0.05. Previously the company said it expected fully diluted earnings per share to be approximately $0.03.
“Although we did not meet our revenue expectations during our first quarter, we are seeing increased activity at our manufacturing customers, although capacity utilization is still below pre-recession levels. This is leading to a corresponding increase in our near term pipeline. As a result, we believe that our existing business model and plans are appropriate for the current environment. In addition, this quarter we continued to see important progress in our On Demand business and we were able to generate significant operating cash flow, strengthening our balance sheet” said Karl Lopker, CEO.
QAD will report its complete fiscal 2011 first quarter financial results on Thursday, May 27, 2010 and will host a conference call at 2:00 p.m. PST that day to discuss the company’s financial results, operations and outlook. The call will be accessible through a live webcast at QAD’s web site at www.qad.com. The webcast will be archived and available for approximately one year.
About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer products, electronics, food and beverage, industrial and life science products. QAD applications provide critical functionality

QAD Inc.
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for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. For more information about QAD, telephone +1 805-566-6000, or visit the QAD web site at www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
Note to Investors:
This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2010 ended January 31, 2010.
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